SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): December 23, 2003

SIPEX CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	000-27892	04-6135748

(State of incorporation)	(Commission file number)	(IRS. Employer Identification No.)

233 South Hillview Drive
Milpitas, CA 95053

(Address of principal executive offices)

(408) 934-7500

(Registrant’s telephone number, including area code)

     Item 5. Other Corporate Events

      On December 23, 2003, SIPEX Corporation (the“Registrant”) announced that it had entered into an agreement with Rodfre Lending LLC (“Rodfre Lending”) and Rodfre Holding LLC, both affiliates of the Registrant’s largest distributor, Future Electronics Inc. (“Future”), to amend certain of the terms of the Registrant’s two outstanding convertible notes held by Rodfre Lending.

      The agreement, among other things, amends the Registrant’s outstanding $10.56 million 1.5% convertible note (the“2003 Note”) issued in June 2003 to an affiliate of Future, Alonim Investments Inc. (“Alonim”), and later transferred to Rodfre Lending, providing for the full acceleration and vesting of Rodfre Lending’s conversion rights under the 2003 Note. In addition, the agreement provides that, upon expiration or termination of the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), regulatory waiting period, Rodfre Lending will convert the 1.5% Note into 3 million shares of the Registrant’s common stock at the original stated conversion price of $3.52 per share. In exchange for the full acceleration of the conversion rights under the 1.5% Note, Rodfre Lending paid the Registrant an additional $3.0 million in cash, forgave $436,000 in currently accrued interest and agreed to eliminate the Registrant’s future interest obligations under the 2003 Note.

      The agreement also provides that, upon the expiration or termination of the HSR Act waiting period, the Registrant’s outstanding $12 million 5.75% convertible note (the “2002 Note”) issued in September 2002 to an affiliate of Future, S&F Holdings Inc., and later transferred to Rodfre Lending, shall convert into 1.6 million shares of the Registrant’s common stock at the original stated conversion price of $7.50 per share. In addition, Rodfre Lending agreed to immediately eliminate the Registrant’s future interest obligations under the 2002 Note.

      Upon obtaining the required HSR Act clearance, Alonim and Rodfre Lending will cancel and otherwise release all security interests these entities may have on any of the assets of the Registrant. In the event that the required HSR Act clearance is not obtained, Rodfre Lending will have the right to transfer the 2002 Note and 2003 Note to a third party, subject to the Registrant’s approval, which approval may not be unreasonably withheld.

     Item 7. Exhibits and Financial Statements

          (c)  Exhibits

99.1	Modification Agreement dated as of December 23, 2003 by and among the Registrant and Rodfre Lending LLC and certain of its affiliates.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

SIPEX CORPORATION
Dated: December 23, 2003	By:	/s/ Phillip A. Kagel

Phillip A. Kagel Senior Vice President, Finance, Chief Financial Officer and Treasurer

Index of Exhibits

Exhibit Number	Description

99.1	Modification Agreement dated as of December 23, 2003 by and among the Registrant and Rodfre Lending LLC and certain of its affiliates.